Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

Dated as of July 13, 2010 among

LANDRY’S RESTAURANTS, INC., as Issuer

THE OCEANAIRE,

THE OCEANAIRE RESTAURANT COMPANY, INC.,

THE OCEANAIRE MINNEAPOLIS RESTAURANT COMPANY, LLC, and

THE OCEANAIRE TEXAS BEVERAGE COMPANY, INC., as New Guarantors

WILMINGTON TRUST FSB, as Trustee,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

11  5/8% SENIOR SECURED NOTES DUE 2015

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE is made and entered into as of July 13, 2010 (the “Effective Date”) by and among LANDRY’S RESTAURANTS, INC., a Delaware corporation (the “Company”), THE OCEANAIRE, INC., a Minnesota corporation, THE OCEANAIRE RESTAURANT COMPANY, INC., a Minnesota corporation, THE OCEANAIRE MINNEAPOLIS RESTAURANT COMPANY, LLC, a Minnesota limited liability company and THE OCEANAIRE TEXAS BEVERAGE COMPANY, INC., a Texas corporation (collectively, the “New Guarantors”) and WILMINGTON TRUST FSB, a Federal Savings bank, as successor trustee to Deutsche Bank Trust Company Americas (in such capacity, the “Trustee”), and Deutsche Bank Trust Company Americas, as collateral agent (“Collateral Agent”). All capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Indenture (as defined below).

W I T N E S S E T H

WHEREAS, the Company, the Subsidiary Guarantors (as defined therein), the Trustee and the Collateral Agent are parties to that certain Indenture, dated as of November 30, 2009, as supplemented by the First Supplemental Indenture, dated as of April 22, 2010 and effective as of November 30, 2009 (collectively, the “Indenture”), pursuant to which the Company issued 11 5/8% Senior Notes due 2015 (collectively, the “Notes”);

WHEREAS, the Company has acquired the New Guarantors and owns directly or indirectly the equity interests in each New Guarantor;

WHEARAS, pursuant to and in accordance with the provisions of Section 4.17 of the Indenture, each New Guarantor is required to execute and deliver to the Trustee a supplemental indenture pursuant to which such New Guarantor shall unconditionally and irrevocably guarantee the Company’s obligations under the Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, New Guarantors, the Trustee and the Collateral Agent are authorized to execute and deliver this Second Supplemental Indenture;

WHEREAS, the Company has furnished the Trustee with an Officers’ Certificate and an Opinion of Counsel complying with the requirements of Sections 9.06, 13.04 and 13.05 of the Indenture; and

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Company, New Guarantors, the Trustee and the Collateral Agent and a valid amendment to the Indenture have been done.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed for the equal and proportionate benefit of all Holders of the Notes, as follows:

SECTION 1. Amendments to the Indenture. Each of The Oceanaire, Inc., a Minnesota corporation, The Oceanaire Restaurant Company, Inc., a Minnesota corporation, The Oceanaire Minneapolis Restaurant Company, LLC, a Minnesota limited liability company and The Oceanaire Texas Beverage Restaurant Company, Inc., a Texas corporation, unconditionally and irrevocably guarantees to each Holder and to the Trustee the due and punctual payment of the principal of, premium, if any, and interest on the Notes and all other amounts due and payable under the Indenture on the terms and subject to the conditions set forth in Article Eleven of the Indenture and agrees to be bound by all other provisions of the Indenture applicable to a “Subsidiary Guarantor” therein.

SECTION 2. Effectiveness. This Second Supplemental Indenture shall become effective and be deemed effective as of the date first set forth above. On and after the effectiveness of this Second Supplemental Indenture, each reference to the Indenture in the Indenture or any other document related thereto shall mean and be a reference to the Indenture as amended by this Second Supplemental Indenture.

SECTION 3. Ratification of Indenture. The Indenture as specifically amended by this Second Supplemental Indenture is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Second Supplemental Indenture shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party hereto under the Indenture or any other document related thereto nor constitute a waiver of any provision thereof.

SECTION 4. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

SECTION 5. Headings, Etc. Section headings of this Second Supplemental Indenture are inserted for convenience of reference only and are not to be considered party of this Second Supplemental Indenture for any purpose.

SECTION 6. Counterparts. This Second Supplemental Indenture may be executed by the parties hereto in separate counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 7. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

[Signature page follows.]

IN WITNESS WHEREOF, the parties below have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

THE COMPANY

LANDRY’S RESTAURANTS, INC., a Delaware corporation

By:	/s/ Steven L. Scheinthal
Name:	Steven L. Scheinthal
Title:	Executive Vice President and General Counsel

NEW GUARANTORS

THE OCEANAIRE, INC., a Minnesota corporation

THE OCEANAIRE RESTAURANT COMPANY, INC., a Minnesota corporation

THE OCEANAIRE MINNEAPOLIS RESTAURANT COMPANY, LLC, a Minnesota limited liability company

THE OCEANAIRE TEXAS BEVERAGE COMPANY, INC., a Texas corporation

By:	/s/ Steven L. Scheinthal
Name:	Steven L. Scheinthal
Title:	Vice President

Signature Page to

Second Supplemental Indenture

TRUSTEE

WILMINGTON TRUST, FSB, a Federal Savings bank

By:	/s/ Adam Berman
Name:	Adam Berman
Title:	Vice President

COLLATERAL AGENT

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	Deutsche Bank National Trust Company

	By:	/s/ Irina Golovashchuk
	Name:	Irina Golovashchuk
	Title:	Assistant Vice President

Signature Page to

Second Supplemental Indenture